Exhibit 99.1

PRESS RELEASE

Contacts:

Ronald W. Guire, Exec. VP, CFO Thomas R. Melendrez, Vice President (510) 668-7000	For Release 8:00 a.m. EDT April 28, 2005

Exar Corporation Reports Fiscal 2005 Fourth Quarter and

Year End Results

Fremont, California, April 28, 2005 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today reported fiscal 2005 fourth quarter and year-end operating results. Revenue for the quarter ended March 31, 2005 was $13.7 million, a 3.1% increase compared to the prior quarter and a 23.5% decline from $17.9 million for the same period last year. The fourth quarter fiscal 2005 operating loss was $1.2 million, as compared to operating loss of $1.5 million for the prior quarter and down from operating income of $1.6 million for the fourth quarter fiscal 2004. Net income for the March quarter was $1.3 million, up sequentially from $0.8 million and down from $5.3 million in the same period last year. For the March quarter, EPS were $0.03 per diluted share, up from $0.02 per diluted share in the prior quarter and down from $0.12 per diluted share in the fourth quarter fiscal 2004.

Gross margin for the fourth quarter of fiscal 2005 was 70.8%, which includes a $223,000 benefit from the sale of previously written down inventory. The increase in gross margin continued to benefit from the changes in product mix. Gross margin for the fourth quarter of fiscal 2004 was 68.8%, which includes a $224,000 benefit from the sale of previously written down inventory.

Revenue for the fiscal year ended March 31, 2005 was $57.4 million compared to $67.2 million for fiscal year 2004. For fiscal year 2005, operating loss was $2.3 million as compared to operating income of $2.7 million from the previous fiscal year. Net income for fiscal year 2005 was $5.3 million as compared to a net income of $4.6 million for the previous fiscal year. For the fiscal year 2005, EPS were $0.13 per diluted share an increase from EPS of $0.11 per share for fiscal year 2004.

“During the fiscal quarter and fiscal year just ended we experienced sequential revenue growth in our networking and transmission products, with video and imaging revenue declining. With respect to our networking and transmission and serial communications products it appears that the rebalancing of inventory by our customers is now behind us,” remarked Roubik Gregorian, Chief Executive Officer and President. “With the closing this month of the optical networking product line transaction with Infineon Technologies, we not only acquired complementary products and technologies but also added a high data rate TDM SONET framer with immediate revenue which we expect will continue to ramp over the next couple of years. We fully intend to leverage these opportunities and will continue to actively seek out others which could drive profitability,” stated Dr. Gregorian.

Product Summary

The Company’s continued focus on innovative product and intellectual property development resulted in the introduction of several industry-first products during fiscal 2005. The Company also extended its silicon solution reach for networking transmission and serial communications, and expanded its clock and timing product portfolio through its ongoing research and development efforts.

Industry Firsts

Exar introduced the industry’s first DS3/E3 Line Interface Unit/Framer/Jitter Attenuator combination device family leveraging the Company’s proprietary R3 Technology (Reconfigurable, Relayless Redundancy). All devices in the family have an integrated Asynchronous Transfer Mode Universal Network Interface/Point-to-Point Protocol physical layer interface with on-board framers, and Line Interface Units (LIU) with Jitter Attenuator (JA).

The Company released an industry-first, single chip multi-channel 66MHz PCI UART in the serial communications market. First in a family of 66MHz devices, the device is optimized for higher performance and lower power; it provides a direct interface to the PCI bus eliminating the need for a PCI-Local bus bridge. The device reduces system cost and board space requirements while enabling customers to quickly respond to rapidly changing market conditions. The device also provides a seamless upward migration from 33MHz PCI interface platforms.

Introductions

Exar released several next generation T1/E1 and T3/E3 products. In T1/E1, Exar introduced LIU/Framer combination devices incorporating the Company’s R3 Technology. Deepening the portfolio of networking and transmission offerings, Exar added three new multi-channel DS3/E3 LIU/Framer/JA combination devices.

Exar made significant progress in the SONET space. The Company not only introduced its own innovative SONET devices, but also acquired a complementary aggregation device from Infineon Technologies, extending its physical-layer capability to OC-192.

With the Infineon Technologies’ product acquisition, the Company now has two multi-rate Time Division Multiplexer (TDM) framers that are part of Exar’s Tethys ™ device family. These highly integrated products interface to optics, or system backplanes for next generation networking applications. In addition, Exar introduced an OC-48 SONET/SDH single-chip transceiver for 2.488 Gbps applications; and a SONET OC-48 framer/concentrator with integrated multi-rate Clock and Data Recovery (CDR), Double Data Recovery (DDR) port access capability and Automatic Protection Switch (APS) architecture.

The Company expanded its communications clock distribution portfolio — now over 20 devices — with the introduction of a family of Intelligent Dynamic Clock Switch (IDCS) products. Built on an extensive foundation of analog and Phase Lock Loop (PLL) design expertise, these five products offer high performance, integrated redundancy and minimized clock skew for mission-critical next-generation applications. With these new devices and the programmable skew clocks announced in March, 2004 Exar becomes one of few companies providing both timing capabilities to customers.

Regulatory Compliance/Current Business Outlook

The Company adheres to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors, financial analysts, and the general public with guidance each quarter in its earnings news release and its conference calls. The Company will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be, and other applicable laws, rules and regulations.

The Company reports its financial results in accordance with GAAP. Additionally, the Company from time to time supplements reported GAAP financials with Non-GAAP measures which are included in related press releases and Reports filed with the SEC, copies of which are available at the Company’s website: http://www.exar.com or the SEC at: http://www.sec.gov.

The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below. For the first quarter fiscal 2006 ending June 30, 2005, the Company is forecasting a revenue improvement of 10% to 12% over the quarter just completed, of which approximately 7% is related to products recently acquired from Infineon Technologies. EPS is projected to be approximately $0.03 per diluted share excluding any effects of amortization of intangible assets in connection with recently acquired products (which amount will be determined upon the completion of a valuation of those acquired products). The Infineon Technologies transaction is expected to be accretive during fiscal 2006.

Earnings Conference Call

The Company invites investors, financial analysts, and the general public to listen to its conference call discussing the Company’s financial results for the fourth quarter and fiscal 2005 year-end, today, Thursday, April 28, at 1:30 p.m. EDT. To access the conference call, please dial (877) 221-5858 by 1:20 p.m. EDT. In addition, a live webcast will also be available. To access the webcast, please go to the Exar investors’ homepage at: http://www.exar.com. A replay of the call will be available starting at 5:30 p.m. EDT today until 8:00 p.m. EDT on May 5, 2005. To access the replay, please dial (800) 642-1687 and use conference ID number 5418855.

Safe Harbor Statement

The Company’s statements about its future financial performance, the anticipated completion of the inventory adjustment, market conditions and our growth prospects are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include global economic and industry conditions, such as the level of capital spending, specifically in telecommunications, and data communications markets; continued softness in demand for network and transmission products; excess inventory levels in the distribution channel relative to customer demand; possible disruption in commercial activities as a consequence of terrorist activity, armed conflict or health issues; successful development, market acceptance and demand for the Company’s products including those recently acquired; competitive factors, such as pricing or competing solutions, customer ordering patterns; shortfall in anticipated revenue from the recently acquired products and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 31, 2004, and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004, September 30, 2004, and December 31, 2004.

About Exar

Exar Corporation (NASDAQ: EXAR) designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly-integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2005 revenues of $57.4 million, and employs approximately 265 people worldwide. For more information about the Company visit: http://www.exar.com.

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EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	MARCH 31, 2005	MARCH 31, 2004
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$446,285	$436,996
Accounts receivable, net	3,899	7,198
Inventories	3,659	4,183
Other current assets	6,340	4,853

Total current assets	460,183	453,230

Property, plant and equipment, net	27,317	28,919
Other long-term investments	3,978	3,374
Deferred income taxes, net	11,130	10,313
Other non-current assets	1,672	49

Total assets	$504,280	$495,885

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$12,891	$15,349
Long-term obligations	1,342	265

Total liabilities	14,233	15,614

Total stockholders’ equity	490,047	480,271

Total liabilities and stockholders’ equity	$504,280	$495,885

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	MARCH 31, 2005	DECEMBER 31, 2004	MARCH 31, 2004	MARCH 31, 2005	MARCH 31, 2004
Net sales	$13,656	$13,245	$17,862	$57,369	$67,196
Cost of sales	3,994	4,441	5,569	18,213	23,237

Gross profit	9,662	8,804	12,293	39,156	43,959

Operating expenses:
Research and development	5,691	5,304	5,523	22,025	21,819
Selling, general and administrative	5,136	4,962	5,183	20,660	19,393

Total operating expenses	10,827	10,266	10,706	42,685	41,212

Gain on legal settlement	—	—	—	1,208	—

Income (loss) from operations	(1,165)	(1,462)	1,587	(2,321)	2,747

Interest income and other, net	2,711	2,296	1,679	8,546	7,139
Loss on other long-term investments	—	—	—	—	(6,000)

Total other income, net	2,711	2,296	1,679	8,546	1,139

Income before income taxes	1,546	834	3,266	6,225	3,886
Provision for income taxes	233	—	(2,074)	906	(750)

Net income	$1,313	$834	$5,340	$5,319	$4,636

Earnings per share:
Basic earnings per share	$0.03	$0.02	$0.13	$0.13	$0.11

Diluted earnings per share	$0.03	$0.02	$0.12	$0.13	$0.11

Shares used in the computation of earnings per share:
Basic	41,829	41,639	41,158	41,532	40,656

Diluted	42,537	42,539	43,212	42,423	42,510